Exhibit 5.1

Sonya F. Erickson T: +1 206 452 8753 serickson@cooley.com

May 7, 2014

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 977,500 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to be sold by the Company. The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-194672), which was declared effective on May 7, 2014 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”). We are acting as counsel for the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM

Alder BioPharmaceuticals, Inc. May 7, 2014 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Sonya F. Erickson
Sonya F. Erickson

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM